Exhibit 99.1

                  Analog Devices Reports Results for the Fourth
                          Quarter and Fiscal Year 2004

    NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 23, 2004--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue of $632 million for the fourth quarter of fiscal 2004, which ended October 30, 2004. Revenue increased 13% compared to the same quarter one year ago and decreased 12% compared to the immediately prior quarter.
    Diluted earnings per share (EPS) under generally accepted accounting principles (GAAP) was $0.34 for the fourth quarter, up from $0.23 for the same period one year ago and down from $0.43 for the third quarter of fiscal 2004.
    ADI also announced that the company's Board of Directors declared a cash dividend of $0.06 per outstanding share of common stock, payable on December 22, 2004 to all stockholders of record at the close of business on December 3, 2004.
    Revenue for the fiscal year 2004 was $2.63 billion, up 29% year-over-year. Fiscal 2004 diluted EPS increased to $1.45, up from the fiscal 2003 diluted EPS of $0.78.
    "Fiscal year 2004 turned out to be a record sales year for ADI, despite the fourth quarter's sequential revenue decline," said Mr. Jerald G. Fishman, President and CEO. "Annual revenue increased 29% compared to fiscal 2003. For the past two-year period, our revenue growth averaged approximately 25% per year."
    Gross margins for the fourth quarter were 59.5%, up 370 basis points from the same quarter last year and down 50 basis points from the immediately prior quarter. For fiscal year 2004, gross margins increased to 59%, up from 54.9% for fiscal year 2003.
    Mr. Fishman continued, "Operating expenses for the fourth quarter declined 2% sequentially and were up 9% compared to the same period last year. Operating expenses for the fiscal year 2004 rose by 14% compared to fiscal 2003, less than half the growth rate of revenue over the same period.
    "Operating profits for the fourth quarter totaled $158 million or 25% of sales. For the fiscal year 2004, operating profit grew by 87%, three times the revenue growth rate for the same period."
    During fiscal year 2004, net cash from operations was $778 million, or 29.5% of sales, an increase of $345 million from the $433 million recorded in the prior year. The company repurchased approximately 3.9 million shares of common stock for approximately $137 million. Additions to property, plant, and equipment were $146 million and the company paid dividends of $75 million in fiscal 2004. Cash, cash equivalents, and short-term investments increased $568 million during fiscal 2004 to $2,685 million on October 30, 2004.
    In the fourth quarter, inventory rose sequentially by approximately $20 million, resulting in days cost of sales in inventory increasing to 123 days as compared to 104 days in the immediately prior quarter. Regarding the change in inventory, Mr. Fishman commented, "Although above ADI's goal of 100 to 110 days, these inventory levels remain within typical fluctuations given the current business volatility.
    "Accounts receivable balances remained under good control. Days sales in accounts receivable at 48 days for the fourth quarter was up from 45 days in the immediately prior quarter but flat compared to the same period one year ago."
    Turning to the end markets, Mr. Fishman explained, "The wireless communications and automatic test equipment (ATE) end markets were weakest during the fourth quarter, declining by $62 million in aggregate compared to the third quarter. However, for the fiscal year 2004, revenue from each of these end markets was up significantly.
    "Revenue from our broad base of industrial customers, representing many diverse end markets, grew by approximately 32% year-over-year and totaled approximately 36% of sales in fiscal year 2004. The breadth and performance of our product portfolio and our leading brand continue to differentiate ADI from our competition. In 2004, we further strengthened our position with the introduction of a multitude of converter, amplifier, power management, MEMS, and DSP products for a wide range of applications across the industrial markets.
    "For the fiscal year 2004, revenue from products sold to communications customers grew approximately 30% year-over-year and represented approximately 37% of sales. We experienced strong growth from a variety of communications applications, including cellular base stations, wireless handsets, and many types of networking equipment.
    "Consumer electronics products are increasingly integrating high-performance audio, video, and imaging technology from ADI and, in fiscal year 2004, revenue from consumer customers increased approximately 34% year-over-year. Consumer applications represented approximately 13% of sales for the year.
    "For the fiscal year 2004, revenue from computer customers grew approximately 14% year-over-year and represented approximately 14% of sales. We have continued to diversify our power management products toward notebook and other portable systems and our CPU temperature monitoring technology is increasingly important in PC motherboard design.
    "On a geographic basis, approximately one third of the fourth quarter revenue decline was attributed to China, one third to Japan, and one third throughout the rest of the world.
    "For the fiscal year 2004, revenue increased in all regions. Comparing fiscal year 2004 to fiscal year 2003, revenue from North America increased approximately 24%, Europe increased approximately 20%, Japan increased approximately 36%, China increased approximately 73%, and the rest of Asia increased approximately 16%," said Mr. Fishman.
    In the fourth quarter, analog product revenue grew 14% compared to the same period one year ago, and declined 13% from the immediately prior quarter. DSP product revenue for the fourth quarter grew 10% compared to the same period one year ago, and declined 9% from the immediately prior quarter. For the fiscal year 2004, revenue from analog products grew 31% year-over-year and represented approximately 79% of sales while DSP product revenue grew 21% year-over-year and totaled approximately 21% of sales.
    Regarding the near-term outlook, Mr. Fishman said, "As we outlined in our October 21, 2004 release, there remain many mixed-signals surrounding the outlook for the first quarter of fiscal year 2005. Order volatility has abated, cancellations have returned to more normal levels, and customers tell us their end demand continues to grow. However, in the short term, ADI is shipping below end market consumption as customers continue to reduce their inventory. As a result, our backlog entering first quarter is low, and we will be dependent on high turns orders during a quarter with fewer business days due to the holiday season. Therefore, we remain cautious regarding ADI's guidance for the first quarter of fiscal 2005.
    "We are currently planning for first quarter fiscal 2005 revenue to be approximately $575 million to $600 million, gross margins to remain strong at 58% to 59%, and operating expenses to decline sequentially 3% to 4%. Based on these assumptions, we expect diluted EPS to be approximately $0.28 to $0.31.
    "Aggregating a number of factors, we expect ADI revenue growth to resume in the second quarter of fiscal year 2005." Mr. Fishman went on to explain, "Most importantly, much of the inventory build-up that has caused recent volatility is likely to be absorbed by the end of the first quarter. This should result in order rates and sales patterns in the second quarter that are more in-line with actual consumption of our products.
    "We also believe that the first quarter will represent the cyclical low of shipments to ATE customers.
    "Our market share in China, while currently a drag to revenue, should be a positive factor for the second quarter and beyond as government economic restrictions dissipate and growth returns to above average levels. In China, our revenue grew approximately 75% per year for the last two years and represented approximately 14% of sales for fiscal year 2004.
    "In addition, order rates from end customers to our distributors were well ahead of distributor order rates on ADI during the fourth quarter, indicating distribution order rates are also below end consumption rates of our products.
    "Lastly, our second quarter is typically a stronger seasonal quarter for ADI as we benefit from our broad base of customers serving the industrial end markets."
    Regarding the long-term outlook Mr. Fishman commented, "We remain optimistic that 2005 will be another good year for ADI. The breadth of applications we serve continues to expand and the content we deliver per application continues to increase. We begin fiscal 2005 with a strong product portfolio across an ever widening range of applications from digital cameras, advanced digital televisions, and wireless communications, to automobiles, Internet set-top boxes, medical imaging, and security monitoring systems. Our high-performance analog, DSP, and MEMS core technology is well-positioned to capture these and many more opportunities for continued growth in our future."
    Mr. Fishman will discuss the fourth quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."
    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-645-9291 (replay only) and providing the conference ID: 1690028 or by visiting the Investor Relations page on ADI's web site.
    Analog Devices, Inc. is a leading manufacturer of high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,900 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, and the Philippines. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.
    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2004, as filed with the Securities and Exchange Commission.




Analog Devices Supplemental Information, Fourth Quarter, Fiscal 2004

                       Sales/Earnings Summary
         (In thousands of dollars, except per-share amounts)

                                      4Q 04       3Q 04       4Q 03
---------------------------------------------------------------------
  Three Months Ended                October 30,  July 31,     Nov 1,
                                        2004        2004       2003
---------------------------------------------------------------------
Net Sales                            $632,124    $717,793   $557,517
   Y/Y Growth                              13%         38%        22%
   Q/Q Growth                             -12%          6%         7%
Cost of Sales                         255,832     287,271    246,605
Gross Margin                          376,292     430,522    310,912
   Percent of Sales                      59.5%       60.0%      55.8%
---------------------------------------------------------------------
Operating Expenses:
   R&D                                129,592     131,328    112,418
   Selling, Marketing and G&A          86,354      89,162     75,007
   Acquisition-related expenses         2,206       2,208      2,664
   Restructuring Costs                      -           -      9,193
---------------------------------------------------------------------
Operating Income                      158,140     207,824    111,630
   Percent of Sales                      25.0%       29.0%      20.0%
---------------------------------------------------------------------
Other (Income) Expense                (13,077)     (8,907)      (649)
---------------------------------------------------------------------
Income Before Tax                     171,217     216,731    112,279
Provision for Taxes                    38,951      47,681     24,252
   Tax Rate                                23%         22%        22%
---------------------------------------------------------------------
Net Income                           $132,266    $169,050    $88,027
   Percent of Sales                        21%         24%        16%
---------------------------------------------------------------------

Shares used for EPS - Basic           376,064     377,144   $368,511
Shares used for EPS - Diluted         389,257     394,203    387,381

Earnings per Share - Basic              $0.35       $0.45      $0.24
Earnings per Share - Diluted            $0.34       $0.43      $0.23

Dividends declared per share            $0.06       $0.06         $-
---------------------------------------------------------------------





--------------------------------------------------------------------
  Twelve Months Ended                   October 30,      November 1,
                                           2004             2003
---------------------------------------------------------------------
Net Sales                               $2,633,800       $2,047,268
   Y/Y Growth                                   29%              20%
Cost of Sales                            1,079,999          923,160
Gross Margin                             1,553,801        1,124,108
   Percent of Sales                           59.0%            54.9%
--------------------------------------------------------------------
Operating Expenses:
   R&D                                     505,431          442,025
   Selling, Marketing and G&A              340,036          288,009
   Acquisition-related expenses              9,011           10,831
   Restructuring Costs                           -            9,534
--------------------------------------------------------------------
Operating Income                           699,323          373,709
   Percent of Sales                           26.6%            18.3%
--------------------------------------------------------------------
Other (Income) Expense                     (33,413)          (8,127)
--------------------------------------------------------------------
Income Before Tax                          732,736          381,836
Provision for Taxes                        161,998           83,555
   Tax Rate                                     22%              22%
--------------------------------------------------------------------
Net Income                                $570,738         $298,281
   Percent of Sales                             22%              15%
--------------------------------------------------------------------

Shares used for EPS - Basic                375,031          365,485
Shares used for EPS - Diluted              392,854          382,227

Earnings per Share - Basic                   $1.52            $0.82
Earnings per Share - Diluted                 $1.45            $0.78

Dividends declared per share                 $0.20          $   -
--------------------------------------------------------------------



Analog Devices Supplemental Information, Fourth Quarter, Fiscal 2004

                 Selected Balance Sheet Information
                      (In thousands of dollars)

                                       4Q 04      3Q 04      4Q 03
---------------------------------------------------------------------
                                    October 30,  July 31,  November 1,
                                        2004       2004       2003
----------------------------------------------------------------------
Cash & Short-term Investments       $2,684,970 $2,688,506 $2,116,743
Accounts Receivable, Net               329,499    354,897    294,781
Inventories                            345,903    326,301    287,502
Other Current Assets                   168,239    168,833    186,690
---------------------------------------------------------------------
  Total Current Assets               3,528,611  3,538,537  2,885,716
PP&E, Net                              667,779    667,028    671,140
Investments                            322,405    313,608    341,573
Intangible Assets                      169,382    170,041    172,019
Other                                   31,906     23,033     22,429
---------------------------------------------------------------------
Total Assets                        $4,720,083 $4,712,247 $4,092,877
---------------------------------------------------------------------

Deferred income-shipments to
 distributors                         $157,951   $166,356   $121,345
Other Current Liabilities              409,051    415,555    342,132
Non-Current Liabilities                353,509    349,952    341,326
Stockholders' Equity                 3,799,572  3,780,384  3,288,074
---------------------------------------------------------------------
Total Liabilities & Equity          $4,720,083 $4,712,247 $4,092,877
---------------------------------------------------------------------




          Capital Expenditures, Depreciation & Amortization
                      (In thousands of dollars)

                                       4Q 04       3Q 04      4Q 03
  Three Months Ended                October 30,   July 31,    Nov 1,
                                        2004       2004        2003
---------------------------------------------------------------------
Capital Expenditures                   $38,296     $37,523   $18,358
Depreciation                           $37,757     $37,326   $39,320
Amortization of Intangibles               $677        $680      $660

  Twelve Months Ended                October 30,  November 1,
                                        2004         2003
--------------------------------------------------------------
Capital Expenditures                  $146,245     $67,735
Depreciation                          $149,920    $165,659
Amortization of Intangibles             $2,710      $2,624



    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             investor.relations@analog.com